Exhibit No. 25
BuyersOnline.com, Inc.
Form 10-KSB/ 2000
File No. 0-26917

                            AGREEMENT

     THIS AGREEMENT is made and entered into, and shall be effective as of, this 25th day of April, 2000, by and between BUYERS ONLINE.COM, a Delaware corporation ("Buyers") and OLIVE ENTERPRISES, INC., a Pennsylvania corporation ("OEI"), relative to the services of DICK CLARK ("Clark") as a spokesperson for Buyers in connection with its marketing, through direct response television, print advertisements, retail and/or other marketing means, of a consumer buying club.

     NOW THEREFORE, in consideration of the mutual covenants and conditions as set forth hereinbelow, the parties agree as follows:

     1.   Production of Commercials and Testing:

          1. Product Line: The Product Line shall be defined as a consumer buying club providing an array of services in communications and entertainment, as well as hard goods, including (but not limited to) some or all of the following: (i) telecommunications and Internet-related services, utilities, insurance, financial services, groceries, fuel, and other household-related services, and (ii) durable goods, including electronics, appliances, home furnishings, lawn and garden, automobile, travel, and books and tapes.

          2. Production of Commercials: Clark will be available for, and appear in, one thirty (30) minute infomercial, a series of :30, :60, and :120 second commercials, and still photography, promoting the Product Line, the dates and times of which sessions shall be agreed upon in good faith by the parties and shall not exceed two days in total for all of the foregoing services. In connection with the foregoing, Clark shall have those rights of approval as are set forth in Paragraph 17, below. The parties agree that Clark's services are unique in character and, therefore, may not be delegated for any purposes under this Agreement. Buyers will become an AFTRA signatory prior to production of the infomercial and commercials and will remain as such for the duration of the Term of this Agreement.

          3. Compensation: Buyers shall pay OEI, in consideration for the services of Clark as set forth hereinabove, the sum of $50,000.00 (the "Session Fee"), said sum to be credited against all union minimum payments due under this Agreement and to be paid upon commencement of the infomercial/commercial shoot. The Session Fee shall be non-refundable, but it shall be recoupable against the Royalty due OEI pursuant to Paragraph 2F(1), below, and the Guaranty due OEI pursuant to Paragraph 2F(3), below. Buyers shall make or cause to be made payment on behalf of OEI of all sums required to be paid to the applicable pension, health and welfare funds arising out of Clark's services referenced hereinabove. OEI agrees to pay any required income, employment or other taxes relating to the compensation paid to OEI by Buyers hereunder. In the event that the infomercial or commercials are shot outside of the greater Los Angeles area, Buyers shall provide OEI with first class, round trip air fare, hotel accommodations and ground transportation for two people, and a per diem of $150.00 per person, all of the foregoing in connection with Clark's travel to and from the shoot.

          4. Usage During Test Phase: The infomercial and/or commercials will test, at the discretion

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               of Buyers, on cable stations,
               network affiliates, and independent stations for a period not to exceed ninety (90) days (the "Test Phase"). Buyers shall pay OEI the Royalty, as defined in Paragraph 2F, on Product Line membership activations generated during the Test Phase in direct response to the infomercial and/or commercials (but not on such activations generated thereafter unless Buyers proceeds with a Roll-Out as referenced in Paragraph 2A, below). OEI and Clark consent to the use of Clark's name, image, likeness, photograph, voice, signature and reputation (collectively the "Endorsement") for such purpose, subject to OEI's approval rights as set forth in Paragraph 17, below. OEI and Clark agree to provide Clark's on-camera services, if requested by Buyers, during the Test Phase (at dates and times to be mutually agreed upon by the parties and not to exceed eight hours in total) to reshoot footage for the infomercial and/or commercials for purposes of enabling Buyers to test or retest the material. In consideration for such services, Buyers will pay OEI the minimum session fee due in accordance with the applicable collective bargaining agreement (such fee to be in addition to the Session Fee referenced in Paragraph 1C, above).

     2.   Marketing:

          1. Option: Buyers will have the option (the "Option"), exercisable in writing within one hundred twenty (120) days following completion of the Test Phase, to elect to proceed with and to commence a Roll-Out of the infomercial, commercials and/or the still photography containing Clark's Endorsement in connection with the marketing of the Product Line. The term "Roll-Out" shall be defined as the exhibition of the commercials and/or still photography following the Test Phase and shall be deemed to have commenced (if at all) upon the first such exhibition. It is specifically understood and agreed by the parties hereto that Buyers shall have the right not to exercise such Option, for any reason whatsoever or for no reason, and that neither party shall have any liability whatsoever to the other arising solely out of Buyers' election not to exercise the Option.

          2.   Term:

          (1) The term ("Term") of this Agreement shall commence upon execution hereof and shall, thereafter, continue in full force and effect for a period of one year (the "Initial One Year Term") beginning on the date of a Roll-Out, if any, subject to renewal thereafter for successive one year terms ("Renewal Terms") pursuant to Paragraph 3, below.

            (2) Notwithstanding the foregoing, this Agreement will terminate ("Early Termination") in the event, and at such time as, Buyers elects not to proceed with a Roll-Out. In the event of such Early Termination, there shall be no further use by Buyers of Clark's Endorsement in any manner.

          3. Area of Use: The area of use for the advertising materials shall be the United States and its commonwealths, territories and possessions (the "Territory"), and shall include all manner, media, and methods of distribution.

          4. Consent: In the event of a Roll-Out, OEI and Clark consent to the use of Clark's Endorsement in connection therewith for the duration of the Initial One Year Term and all Renewal Terms.
               Such consent shall extend to all uses incident to Buyers' marketing of the Product Line, inclusive of the infomercial, commercials, print advertisements (e.g.: advertisements in newspapers, magazines, catalogs, and other periodicals; credit card inserts; and direct mail), product packaging and inserts, sales literature and corporate promotional materials, through any and all manner, media, and channels of distribution throughout the Territory, including direct response, electronic media, the Internet, and

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               retail distribution (including, but not limited to,
               retail kiosks). In connection with the foregoing, OEI and Clark shall have those rights of approval as are set forth in Paragraph 17, below. Buyers agrees that Clark's Endorsement shall not be used in connection with any sexually-explicit, politically-oriented, or violent material, nor in connection with material which contains firearms, feminine hygiene products or tobacco.
               In addition, Clark's Endorsement shall not be directed to specific endorsements of individual products, but rather shall be directed to the Product Line as a consumer buying club (although reference will be made within the advertising materials to the variety of products being offered by Buyers). Notwithstanding this, in the event that Buyers desires to have Clark endorse individual products, Buyers will negotiate with OEI and Clark regarding the possible terms for Clark's endorsement of the products, and OEI and Clark shall have the right to agree or not agree to such additional endorsement.

          5. Additional Services: In the event of a Roll-Out, and at the option and upon the request of Buyers, OEI will provide Clark's services during the Initial One Year Term (following a Roll-Out) and each Renewal Term thereafter, at specific dates, times, and places to be mutually agreed upon by the parties, not to exceed two days in total - not necessarily consecutive - during each one year term, for the purpose of shooting additional footage to update the infomercial, commercials, including still photography, or for shooting footage for a new infomercial or new commercials, including still photography. The updated or new infomercial, commercials and still photography may be tested on air either prior to expiration of the then current one year term or following renewal thereof, and may then be aired on a Roll-Out basis as a replacement for the originally-produced advertising materials. OEI and Clark consent to the use of such materials to the full extent set forth in subparagraph D, above, subject to the rights of approval as are set forth in Paragraph 17, below. In consideration for the foregoing services, Buyers will pay OEI an additional session fee of $50,000.00 during each one year term in which such services are utilized, and such session fee shall be treated in the same manner as the Session Fee referenced in Paragraph 1C with respect to crediting, non-refundability and recoupability.

          6.   Compensation:

          (1) Royalty Payable to OEI: In the event of a Roll-Out, Buyers shall pay to OEI, for the duration of the Term (and thereafter as specifically provided below), a royalty (the "Royalty") equal to the following:

              (1)  $2.50 shall be earned for each Product Line membership activated during the Term;

               (2) $1.25 shall be earned upon commencement of the second successive year of membership of each Product Line membership originally activated during the Term (regardless of whether such second year commences during or after expiration of the Term);

               (3) $0.65 shall be earned upon commencement of the third successive year of membership of each Product Line membership originally activated during the Term (regardless of whether such third year commences during or after expiration of the Term).

                    Notwithstanding the foregoing, no Royalty shall be paid on membership activations generated: (i) as a result of member referrals, or (ii) through QVC marketing of the Product Line (unless the parties subsequently agree in writing that Clark shall appear as a spokesperson for the Product Line on QVC and Clark, in fact, appears on QVC, in which event OEI shall be paid in accordance

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                    with the provisions of
                    such separate written agreement; however, in the absence of such an agreement, Clark's Endorsement shall not be used in connection with QVC marketing of the Product Line). In this regard, Buyers agrees to maintain in effect for the duration of the Term a system for tracking the source of all member activations in order to accurately determine which activations are the result of member referrals.

                    In addition, for purposes of clarification, OEI and Clark acknowledge that Product Line members may purchase over time a variety of different products and services from Buyers, but that no Royalty shall be paid in connection with such purchases (the Royalty being earned only in connection with original membership activations occurring during the Term and the first two years of sustained membership of each such activation).

               (2) Payment Schedule: The foregoing Royalty shall be due and payable to OEI on a quarterly basis within forty-five (45) days following the close of each calendar year quarter. Each payment shall be accompanied by a statement of accounting setting forth a summary of Product Line activations occurring during such calendar year quarter, and successive years of membership commencing during such quarter (subject to examination by OEI pursuant to Paragraph 6, below). Buyers shall be entitled to recoup its Guaranty payment due under subparagraph 2F(3), below, against all Royalty payments otherwise due under this subparagraph 2F(2).

               (3) Guaranty: In the event of a Roll-Out, Buyers guarantees to OEI that the total compensation paid to OEI in connection with the Initial One Year Term (including the Session Fee and any Royalty payments made in connection with the Test Phase) and each Renewal Term shall not be less than $1,500,000, payable as follows:

                    (a)  For the Initial One Year Term:
                    $325,000 payable upon Roll-Out and $375,000 payable ten (10) days prior to commencement of the second, third, and fourth calendar year quarters following the Roll-Out ($50,000 having already been paid as a Session Fee pursuant to Paragraph 1C, above); and

                    (b)  For each Renewal Term:   $375,000
                    payable ten (10) days prior to commencement of the Renewal Term and $375,000 payable ten
                    (10) days prior to commencement of the
                    second, third, and fourth calendar year
                    quarters following commencement of the
                    Renewal Term.

                    Each Guaranty payment shall constitute a non-refundable but recoupable advance against all sums due OEI under this Agreement. To the extent that the amount paid to OEI in connection with any calendar year quarter during the Initial One Year Term or any Renewal Term exceeds the Guaranty installment due for such quarter, the amount in excess of the Guaranty installment shall be applied as a credit against the Guaranty installment due OEI for the next succeeding calendar year quarter. Further, at such time as the total amount paid to OEI in connection with the Initial One Year Term (including the Session Fee and Test Phase Royalty payments), or any Renewal Term, equals $1,500,000, no further Guaranty payments shall be due for the remainder of such period.

                    Payment of the foregoing Guaranty shall be secured by a standby letter of credit to be obtained by Buyers for the benefit of OEI after completion of the Test Phase (and only in the event of an affirmative election to proceed with a Roll-

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                    Out).  The letter of
                    credit shall be irrevocable and shall be posted prior to commencement of a Roll-Out, and shall be in a form acceptable to Buyers and OEI. Upon issuance of the letter of credit, a copy of same shall be attached to this Agreement as Exhibit 1. The amount of the letter of credit upon initial issuance shall be $1,125,000, and OEI shall be entitled to draw against such letter of credit only if, and to the extent that, Buyers shall fail to make payment of the second, third and/or fourth quarterly
                    Guaranty installments when due OEI as set forth above. During the Initial Term, the initial amount of the letter of credit shall be reduced by and to the extent of all Guaranty payments made by Buyers to OEI, as well as by and to the extent of any draws against such letter of credit made by OEI. Prior to commencement of each Renewal Term, Buyers shall renew or extend the term of the letter of credit for the duration of such Renewal Term in the amount of $1,125,000, and OEI shall again be entitled to draw against such letter of credit only if, and to the extent that, Buyers shall fail to make payment of the second, third and fourth quarterly Guaranty installments when due OEI (with the amount of the letter of credit being again reduced by and to the extent of all Guaranty payments made by Buyers to OEI, as well as by and to the extent of any draws against such letter of credit made by OEI).
                    It is understood that if the letter of credit is not posted in a form reasonably acceptable to OEI either prior to commencement of a Roll-Out or prior to commencement of any Renewal Term, this Agreement shall terminate and Buyers shall immediately cease the use of Clark's Endorsement.

           (4) Crediting of Payments: All compensation as referenced above shall be credited against any and all union minimum payments due under this Agreement (excluding pension, health and welfare fund contributions). OEI agrees to pay any required income, employment or other taxes relating to the compensation paid to OEI by Buyers hereunder.

     3. Renewal: Buyers shall have the sole right, but not the obligation, to renew this Agreement for a maximum of two (2) successive one year terms (each being designated a "Renewal Term") upon the same terms and conditions, exercisable in writing not less than ten (10) days prior to the expiration of the then current one year term.

     4.   Representations and Warranties:

          1.   OEI and Clark warrant and represent that:

            (1) they have the right to enter into this Agreement and to grant the rights as set forth hereinabove;

            (2) there are no contractual obligations preventing the fulfillment of this Agreement;

            (3)  neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which OEI or Clark is a party; and


           (4) OEI and Clark have not, and will not, either themselves or by granting authority to any other person or entity, exercise any right or take any action which derogates or impairs the rights granted to Buyers hereunder (subject, however, to the provisions of Paragraph 9, below), or derogates the names or reputations of Buyers, the Product Line, or any of the officers, directors, or shareholders of Buyers.

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          2.   Buyers warrants and represents that:

               (1) it has the right to enter into this Agreement and to grant the rights as set forth hereinabove;

               (2) there are no contractual obligations preventing the fulfillment of this Agreement;

              (3) neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which Buyers or any of its affiliated companies is a party.

     5.   Indemnity:

          1. OEI shall indemnify and hold Buyers, and its officers, directors and shareholders (collectively "Indemnitees") harmless from and against any and all losses, costs, damages, charges, claims, legal fees, recoveries, judgments, penalties and/or reasonable expenses (collectively "Losses") which may be obtained against, imposed upon, or suffered by Indemnitees by reason of any breach of any representation or warranty made by OEI and/or Clark under this Agreement, or by reason of any breach of any other provision hereof. The foregoing obligation of OEI to indemnify and hold Indemnitees harmless shall survive termination or expiration of this Agreement.

          2. Buyers shall indemnify and hold OEI and Clark, and each of them, harmless from and against any and all Losses which may be obtained against, imposed upon, or suffered by OEI and/or Clark by reason of the exhibition of the advertising materials produced hereunder or the sale or use of the Product Line advertised therein, or by reason of any breach of any representation or warranty made by Buyers under this Agreement or of any other provision hereof. The foregoing obligation of Buyers to indemnify and hold OEI and Clark harmless shall survive termination or expiration of this Agreement. For the duration of the Term of this Agreement, and thereafter for so long as the Product Line is marketed by Buyers (or by any Buyers affiliate, subsidiary, successor, or assign) and the insurance coverage described herein is available, Buyers shall include OEI and Clark as additional named insureds on Buyers's commercial general liability insurance policy (including coverage for product liability) and advertising liability policy with combined limits of not less than $3,000,000, and shall provide OEI and Clark, upon request, with certificates of insurance evidencing such coverage.

     6.   Right to Examination:   At any time within eighteen (18)
months after a statement is rendered hereunder, OEI shall have the right to examine Buyers' books and records evidencing its Product Line membership activations and membership statuses for the subject period solely for the purpose of determining the accuracy of such statement. The examination (i) shall be conducted by a CPA firm selected by the OEI which is a member in good standing of the AICPA and the State society, after reasonable advance written notice from OEI to Buyers, (ii) shall be commenced and conducted during Buyers' normal business hours at the offices of Buyers or its accounting representative, and
(iii) shall be conducted at OEI's sole cost and expense. There shall not be more than one examination during each year of the Term. Notwithstanding clause (iii), above, in the event it is mutually determined by Buyers and OEI, or by arbitration pursuant to Paragraph 10, below, that OEI has been underpaid in an amount in excess of four (4%) percent of the contract rate of compensation, Buyers shall pay the reasonable costs of such examination (excluding travel, living and other personal expenses of the examiner). All statements rendered by Buyers under this Agreement shall be final and binding on OEI, unless specific objections thereto are made and delivered in writing within eighteen (18) months from the date any such statement is delivered to OEI. Once the records for any accounting period have been inspected by OEI, such records shall not be the subject of a later inspection. Further, with respect to each inspection, OEI must notify Buyers within ninety (90) days following

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completion of the inspection of any claim it asserts for money due and owing it as a result of a prior underpayment, in the absence of which Buyers' accounting statements for the examined period shall be deemed accurate and any claim of OEI for money due and owing in connection therewith shall be deemed waived. Buyers shall have the right to condition disclosure of information to OEI and its agents, in connection with any inspection under this paragraph, upon Buyers's receipt of a non-disclosure agreement, acceptable in form and content to Buyers and duly executed by OEI and any agent of OEI receiving such information.

     7. No Warranty Re Revenues: The parties understand and agree that there is a substantial risk in any new venture and that neither party is making any warranty or representation regarding the total amount of revenues which will ultimately be generated pursuant to this Agreement, other than the Guaranty set forth in Paragraph 2F(3), above.

     8. Successors and Assigns: Subject to the restrictions on delegation of duties contained elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, and assigns, as the case may be.

     9. Exclusivity: Commencing upon execution of this Agreement and continuing thereafter through the Initial One Year Term and each Renewal Term, neither OEI nor Clark shall in any way develop, manufacture, endorse, or market, or appear in any form of advertisement of any kind for the purpose of endorsing or marketing, any other consumer buying club (as described in paragraph 1A, above). For purposes of clarification, this Paragraph shall not prohibit Clark from: (i) appearing in advertisements for individual products competitive in category with individual products marketed by Buyers, provided that Clark does not thereby (directly or indirectly) endorse another consumer buying club, or (ii) continuing to operate his own Web site.

     10. Attorney's Fees: In the event that any legal proceeding is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney's fees and actual costs incurred in such action. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by an expedited arbitration to be conducted by the American Arbitration Association (utilizing one arbitrator) in the City of Los Angeles, State of California, and judgment on the award rendered by the arbitrator, which shall be prompt and timely, may be entered in any Court having jurisdiction thereof. In order to accomplish the foregoing, the parties hereby consent to jurisdiction of this matter in the County of Los Angeles, State of California. The parties shall have the right to engage in reasonable discovery in connection with any such arbitration. The arbitrator shall be entitled to award expenses to the prevailing party, inclusive of reasonable attorney's fees. The parties shall endeavor, to the extent reasonably feasible, to keep any dispute arising hereunder confidential, and the arbitrator shall have authority to enforce and interpret this duty of reasonable confidentiality.

     11. Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     12. Entire Agreement: This Agreement contains the entire agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered or modified in any way except by a writing signed by the parties hereto.

     13. Severability: If any clause or provision of this Agreement shall be adjudged to be invalid or unenforceable, such adjudication shall not affect the validity of any other clause or provision of this Agreement, which shall remain in full force and effect.

     14. Consent in the Event of Death: The parties agree that, in the event of Clark's death during the Initial One Year Term or any Renewal Term, Buyers shall have the option to continue marketing the Product Line utilizing Clark's Endorsement in connection therewith for the duration of the Initial One Year
Term and all Renewal Terms (if any) under the same terms and conditions as set forth in this Agreement. In the event that Buyers shall instead elect to terminate such marketing, Buyers shall pay to OEI the Royalty as provided in Paragraph 2F(1), above, on each Product Line origination or renewal generated through the date of termination (and on each Product Line

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origination or renewal generated thereafter in response to any direct response advertisements which utilized Clark's
Endorsement, but on no other Product Line sales), and the Guaranty provided in Paragraph 2F(3) shall be prorated to date of termination.

     15. Ownership of Product Line and Advertising Materials: The Product Line and all advertising materials produced hereunder will be and remain the absolute property of Buyers forever, including, but not limited to, all intellectual property interests therein. OEI and Clark acknowledge that they have no right, title, or interest in or to same and hereby assign all rights to the Product Line and advertising materials to Buyers.
To the extent required under the applicable copyright laws regarding ownership of any advertising materials produced hereunder or the content or use thereof, the product of the services of OEI and Clark hereunder will be considered works made for hire or, if not legally capable of being considered as such, then and in such event OEI and Clark hereby assign to Buyers any and all right, title or interest they may have in or to such advertising materials. Notwithstanding the foregoing, it is agreed that, except as otherwise permitted herein, Buyers may not use Clark's Endorsement after the termination or expiration of this Agreement.

     16. Independent Contractor: It is understood and agreed that the relationship of OEI and Clark to Buyers is that of an independent contractor, and nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/ agent relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement.

     17. Approvals: OEI and Clark shall have the right of approval over all images, signatures, photographs and likenesses of Clark, and all other references to Clark, utilized in the infomercial, commercials, print advertisements or otherwise; the infomercial and commercial scripts; and any press releases relating to a Roll-Out. Once an item has been approved by OEI and/or Clark under this Paragraph, it need not again be submitted by Buyers for approval for subsequent consistent uses, so long as no material changes are made with respect to such item or the use thereof.
All rights of approval shall be exercised in a fair and reasonable manner, with no such approval being unreasonably withheld. In all instances where the right of approval is provided, same shall be given, or the reasons for objection shall be given, within five (5) business days following receipt by OEI and/or Clark (as the case may be) of a written request for approval. In order to facilitate the processing of approvals, OEI and Clark agree to reasonably advise Buyers of their travel plans during time periods when requests for approval are likely to be forthcoming.

     18. Confidentiality: The parties acknowledge that the terms and provisions of this Agreement, and any disputes arising hereunder, are confidential in nature and, therefore, agree not to disclose the content or substance thereof to any third parties other than their attorneys (unless affiliated by common ownership, employment, or other form of agency relationship), other than as may be reasonably required in order to comply with any obligations imposed by the Agreement, or to comply with any statute, ordinance, rule, regulation, other law, court order or civil proceeding.

     19. Notices: All notices to be sent pursuant to this Agreement shall be sent via Federal Express, Express Mail, or confirmed facsimile transmission, to the persons identified below at the designated addresses (or at such new addresses as the parties may hereinafter notify each other in writing):

Buyers Online.com                  Mr. Rod Smith
                                   Buyers Online.com
                                   66 East Wadsworth Park Drive
                                   Suite 101
                                   Draper, UT 84020
                                   (801) 277-8900 - telephone
                                   (801) 277-8986 - facsimile

                                   D. John Hendrickson, Esq.
                                   Hall Dickler Kent Friedman & Wood
                                   2029 Century Park East

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                                   Suite 3760
                                   Los Angeles, CA 90067
                                   (310) 203-4247 - telephone
                                   (310) 203-8559 - facsimile

Olive Enterprises, Inc.            Mr. Fran LaMaina
and Dick Clark:                    Olive Enterprises, Inc.
                                   3003 W. Olive Avenue
                                   Burbank, CA 91505-4590
                                   (818) 841-3003 - telephone
                                   (818) 954-8609 - facsimile

                                   Mr. Robert A. Chuck
                                   Olive Enterprises, Inc.
                                   3003 W. Olive Avenue
                                   Burbank, CA 91505-4590
                                   (818) 841-3003 - telephone
                                   (818) 567-4564 - facsimile

                                   Behr Abramson Kaller
                                   2049 Century Park East, Suite 2690
                                   Los Angeles, CA 90067
                                   Attn.: Joel Behr, Esq.
                                   (818) 556-9200 - telephone
                                   (818) 556-9227 - facsimile

     20. Force Majeure: If, for any reason, such as strikes, boycotts, war, weather, other acts of God, riots, delays of commercial carriers, restraints of public authority, or for any other reason beyond the control of Buyers and outside the normal scope of commercial restraints (collectively "Force Majeure"), Buyers is unable to air the infomercial and/or commercials at all during any part of the Initial One Year Term or any Renewal Term hereof, then Buyers shall have the right to extend the affected Term for an equivalent period (not to exceed ninety (90) days in total) without payment of any additional compensation to OEI or Clark (but with payment of the Royalty pursuant to Paragraph 2F). In the event such Force Majeure causes the prevention, suspension or postponement of any production session for the infomercial, commercials or still photography to be produced under this Agreement, the time for completion of such session(s) shall be extended, at the election of Buyers and with no additional compensation being payable to OEI or Clark in connection therewith, by the number of days equal to the number of days for which the production session was prevented, suspended, or postponed (but not to exceed ninety (90) days in total and, in any event, only to the extent not prohibited by the applicable union contract having jurisdiction over the production).

     21. Applicable Union Agreements: This Agreement is subject to all of the terms and conditions of the representative contracts of the union(s) having jurisdiction over the services covered by this Agreement, except as same may be, and are hereby, superseded, amended, or supplemented.

     22. Agency Fees: Each party hereby represents to the other that no agent, broker or finder is entitled to any fee or commission in connection with this Agreement or the transaction contemplated hereby.

     23. Representation by Counsel: Each party represents and warrants that it has been represented by legal counsel of its own choosing in the negotiation and drafting of this Agreement; that it has read this Agreement; that it understands all of its terms; that the contents of this Agreement have been explained to it by its counsel; and that this Agreement is executed voluntarily and with full knowledge of its significance.

                              E-92

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Buyers Online.com                       Olive Enterprises, Inc.



By:                                By:
      Mr. Rod Smith


I hereby represent and warrant that Olive Enterprises, Inc. is authorized to grant and assign the rights, and furnish my services, as hereinabove set forth in this Agreement, and I agree to be bound by the terms and conditions of this Agreement.




Dick Clark

                              E-93

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